EXHIBIT 23.1.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 4, 2025, relating to (i) the consolidated financial statements of Dow Inc. and subsidiaries (the “Company”), and (ii) the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K, filed jointly by Dow Inc. and The Dow Chemical Company, for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Midland, Michigan
June 13, 2025